UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

CHRISTOPHER & BANKS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	06-1195422
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2400 Xenium Lane North, Plymouth, Minnesota	55441
(Address of principal executive offices)	(Zip Code)

Christopher & Banks Corporation 2005 Stock Incentive Plan

(Full title of the plan)

Andrew K. Moller	Copy to:
Chief Financial Officer	Kevin L. Crudden, Esq.
Christopher & Banks Corporation	Robins, Kaplan, Miller & Ciresi L.L.P.
2400 Xenium Lane North	2800 LaSalle Plaza
Plymouth, Minnesota 55441	800 LaSalle Avenue
(Name and address of agent for service)	Minneapolis, Minnesota 55402

(763) 551-5000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

TITLE OF CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value	800,000 shares	$21.50	$17,200,000	$1841.00

(1)                                  Pursuant to Rule 457(c), the per share price is estimated, solely for the purpose of determining the registration fee, based upon the average of the high and low prices for such common stock on March 9, 2006 as reported by the New York Stock Exchange.

PART I

As permitted by and pursuant to the Note to Part I of Form S-8, the information required by Items 1 and 2 of Part I is not filed as part of this Registration Statement.

PART II

Item 3.             Incorporation of Documents by Reference.

The following documents filed by Christopher & Banks Corporation (the “Company”) with the Securities and Exchange Commission are incorporated in this Registration Statement by reference:

(a)                                  The Company’s Annual Report on Form 10-K for the year ended February 26, 2005.

(b)                                 The Company’s Quarterly Report on Form 10-Q for the quarter ended May 28, 2005.

The Company’s Quarterly Report on Form 10-Q for the quarter ended August 27, 2005.

The Company’s Quarterly Report on Form 10-Q for the quarter ended November 26, 2005.

(c)                                  The description of the Company’s capital stock contained in the Company’s Registration Statement on Form S-1 (Registration Statement No. 33-45719) and incorporated by reference into the Company’s Registration Statement on Form 8-A (File No. 0-19972) and the Company’s Registration Statement on Form 8-A (File No. 001-31390), filed with the Commission.

All documents hereafter filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.             Indemnification of Directors and Officers.

Article 7 of the Company’s Certificate of Incorporation provides that no director of the Company shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct of a knowing violation of a law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.

Section 145 (“Section 145”) of the Delaware General Corporate Law, as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

Article 9 of the Company’s Certificate of Incorporation and Article V of the Company’s Bylaws provide that the Company shall indemnify the directors and officers to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as now enacted or hereafter amended.

Further, the Company has purchased director and officer liability insurance that insures directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, including liabilities under the Securities Act of 1933, as amended, and provides for payment to the Company of costs incurred by it in indemnifying its directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following are filed as exhibits to this Registration Statement on Form S-8:

Exhibit Number	Description
4.1	Certificate of Incorporation of the Company (previously filed).

4.2	Bylaws of the Company (previously filed).

5.1	Opinion of Robins, Kaplan, Miller & Ciresi L.L.P. as to the legality of the shares of Common Stock being registered (filed electronically herewith).

23.1	Consent of PricewaterhouseCoopers LLP (filed electronically herewith).

23.2	Consent of Robins, Kaplan, Miller & Ciresi L.L.P. (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page).

99.1	Christopher & Banks Corporation 2005 Stock Incentive Plan (filed electronically herewith).

Item 9.  Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)                                  to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (i) and (ii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 Act that are incorporated by reference in this Registration Statement;

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota on March 13, 2006.

CHRISTOPHER & BANKS CORPORATION

By:	/s/ Andrew K. Moller
Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Christopher & Banks Corporation hereby constitute and appoint Joseph E. Pennington or Andrew K. Moller, or either of them, with power to act one without the other, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Joseph E. Pennington	Chief Executive Officer and Director	March 13, 2006
Joseph E. Pennington	(Principal Executive Officer)

/s/ Andrew K. Moller	Executive Vice President and Chief Financial Officer	March 13, 2006
Andrew K. Moller	(Principal Financial and Accounting Officer)

/s/ Larry C. Barenbaum	Chairman of the Board of Directors	March 13, 2006
Larry C. Barenbaum

/s/ Donald D. Beeler	Director	March 13, 2006
Donald D. Beeler

/s/ Robert Ezrilov	Director	March 13, 2006
Robert Ezrilov

/s/ James J. Fuld, Jr.	Director	March 13, 2006
James J. Fuld, Jr.

/s/ Anne L. Jones	Director	March 13, 2006
Anne L. Jones

/s/ Robert B. Mang	Director	March 13, 2006
Robert B. Mang